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                                                                     EXHIBIT 1.1

                                  [Translation]

                        MACRONIX INTERNATIONAL CO., LTD.

                            ARTICLES OF INCORPORATION

                                                                   June 29, 2007
                            Revised by the regular shareholders' meeting of 2007

                          CHAPTER1: GENERAL PROVISIONS

Article 1: The Company is incorporated under those provisions of the Company Law relating to companies limited by shares, and is named as "Macronix International Co. Ltd.".


Article 2:  The businesses engaged in by this Company shall be as follows:

            The research & development, design, manufacture, testing, sale and consultation of the following products:


           I. Parts and modules for integrated circuit and semi-conductors, and system application products (including integrated circuit cards (boxes) and circuit modules, etc.)

               (1)  IC products for telecommunication systems;

               (2)  IC products for personal computers and peripheral devices;

               (3)  Products for consumable electronic systems;

               (4)  Multi-media computer products;

               (5)  Automatic electro-mechanical integrated products.

           II.  Light and electric components, parts and modules.

           III. Design of software and process of computer data.

           IV. To engage in the import and export trading business related to this Company's businesses.



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Article 3:  Upon consent of the board of directors, the Company may provide guarantees for third parties in accordance with its Operational Measures Governing Guarantees and Endorsements which shall be separately enacted.


Article 4: The Company's principal executive offices shall be located in the Science-Based Industrial Park in Hsinchu, Taiwan, R.O.C. The Company may, upon approval of the board of directors and competent authority, establish branch offices in Taiwan or abroad.


Article 5: The total amount of investment made by this Company shall be exempted from the restriction provided in Article 13 of the Company Law.

                            CHAPTER 2: CAPITAL STOCKS


Article 6: The Company's authorized capital is 65.5 billion NT dollars to be divided into 6.55 billion shares, with par value of NT$10 per share; shares not yet issued will be issued pursuant to the decision of the Board of Directors.

            650 million shares will be reserved from the above authorized capital for employee stock option to be issued pursuant to the decision of the Board of Directors.


Article 7: The share certificate of this Company shall be issued in registered form and signed by or affixed with the seal of at least three directors and numbered accordingly. The shares won't be effective until the authentication of the competent authority or the agencies of issuance and registration under their approval.

            When issuing new shares, this Company may print collaborately the total amount of the issuance, but may be exempted from printing the share certificates, including the issuance of security other than shares.


Article 8: The handling of stock affairs of this Company shall be in accordance to the "Guidelines for Handling of Stock Affairs by Public Companies" and other relevant laws and regulations.



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Article 9:  For any new shares to be issued by the Company, except those set aside to be issued for purchase by employees and others pursuant to relevant laws and regulations, the shareholders shall have the preemptive right to subscribe to the new shares in proportion to their shareholdings.


                        CHAPTER 3: SHAREHOLDERS' MEETINGS

Article 10: Shareholders' meetings shall be convened as follows:

               1. General shareholders' meetings shall be convened by the board of directors within six (6) months following the end of each fiscal year except as otherwise approved by the competent authority for good cause shown.

               2. Special shareholders' meetings may be convened according to the laws whenever it is necessary.


Article 11: The chairman of the board shall preside at shareholders' meetings if the shareholders' meeting is convened by the board of directors. When the chairman of the board is unable to preside at a meeting, the directors present shall elect one from among themselves as proxy.

            If the shareholders' meeting is convened by others with legitimate right, the one who convenes it shall preside at the meeting. When more than one conveners are present, they shall elect one from among themselves to preside.


Article 12: Notice shall be provided to each shareholder at least thirty (30)
            days prior to a general shareholders' meeting. Notice shall be provided to each shareholder at least ten (10) days prior to an extraordinary shareholders' meeting. The notice shall state the date and venue of the meeting and the purpose or purposes for which the meeting is called.


Article 13: Except as otherwise provided by the laws and regulations, shareholders of the Company are entitled to one vote for each capital stock.




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Article 14:   Except as otherwise provided by the laws and regulations, a resolution may be adopted by the shareholders or proxy of a simple majority of the votes of the issued and outstanding capital stocks represented at a shareholders' meeting at which the shareholders of a majority of issued and outstanding capital are present or by proxy.

Article 15: When a shareholder of the Company is unable to attend a shareholders' meeting for any reason, the shareholder may appoint a representative to attend such shareholders' meeting by presenting a written proxy form, which shall specify the scope of proxy. Where one person is acting as proxy for more than two shareholders, unless such person is engaged in the trust business or other proxy institutions of stock affairs approved by the competent authority, the votes exercised by such person shall not exceed three percent of all the issued and outstanding capital stocks, and the portion in excess thereof shall not be counted.


Article 16: The resolution adopted at the shareholders' meeting shall, pursuant to the laws, be recorded in the minutes of the meetings which shall be signed or sealed by the chairman of the board and kept forever at the Company during its existence.

              The roster of attendance and the written proxy forms shall be kept for at least a year; provided, however, that shareholder file a litigation in accordance with Article 189 of the Company Law, the minutes shall be kept till the end of such litigation.


Article 16-1 When Powerchip Semiconductor Corp. and its affiliates (individually and/or collectively "PSC") itself serves or designates others to serve the director of this company (individually and/or collectively "PSC Director"), neither PSC nor PSC Director shall use information of this company on matters other than the operation of this company, or disclose such information to any third party. The transaction between this company and each PSC ("Transaction") shall obtain the prior approval of more than one half of the shareholders (other than PSC) attending the shareholders' meeting of this company. However, in the event the Transaction merely grants rights to this company, it can be proceeded if more than one half of the directors of this company (other than PSC Director) approve said Transaction and its details are reported to the following shareholders' meeting. The president of this company shall report the progress of the Transaction to the supervisor from time to time, and the negotiation and conclusion of any and all Transaction shall be represented by non-PSC supervisor(s) of this company. The Transaction is invalid if the foregoing is violated.

                 CHAPTER 4: DIRECTORS, SUPERVISORS AND MANAGERS


Article 17: The Company shall have nine to fifteen directors (including three independent directors while the remaining directors are non-independent) to be elected by the Shareholders from nomination list, with a term of three-year and renewable upon re-election. Corporate shareholders may appoint representative to serve the directorship and may appoint new representative to take over as director for the remaining term of the directorship.

              Compensation for the chairman, non-independent directors and independent directors shall be determined by the Board of Directors in accordance with their respective participation and contribution to the operations of the business, and the domestic and international business standards. The Company shall purchase liability insurance for the directors (including independent and non-independent).


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Article 18: The Company shall have three to four supervisors to be elected by the shareholders from a nomination list, with a term of three-year and renewable upon re-election. In the event an audit committee, i.e., a committee to be formed by at least three independent directors with at least one independent director specialized in accounting or finance) is established, the Company is not required to elect supervisor. In the case that supervisors have been elected, they will be terminated immediately upon the formation of the audit committee and the provisions relating to Supervisor hereof shall become void.

            Compensation for supervisors shall be determined in accordance with their participation and value of contribution, and the domestic and international business standards. The Company shall purchase liability insurance for the supervisors. Corporate shareholders may appoint representative to be elected as supervisors and may appoint new representatives or supervisor to take over as supervisors for the remaining term.


Article 19: The directors shall elect amongst themselves a board chair acting as the representative of the Company by a majority in a meeting attended by over two thirds of the Directors.


Article 20: The directors' meeting shall be convened by the chairman of the board. The initial directors' meeting of each term shall be convened by the director who receives the number of ballots representing the largest number of votes. If a director is unable to attend a directors' meeting, the director may appoint another director to attend the meeting as proxy; provided, however, that the proxy shall accept the appointment of one director only. A director who lives abroad may appoint in written form another shareholder domiciled within the territory of R.O.C. to attend regularly by proxy any directors' meeting. Such appointment of proxy shall be registered with the competent authority.

            If the directors' meeting is conducted in a manner of digital videoconference, the directors who participate in such conference via digital video shall be deemed be present in person.




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Article 21: The notice of directors' meeting shall specify the purposes for which the meeting is convened and the agenda. Notice shall be provided to the directors and supervisors at least seven (7) days prior to a directors' meeting, provided, however, that a special directors' meeting and a managing directors' meeting may be convened without any notice in written form as deemed necessary.


Article 22: The chairman of the board shall preside at directors' or managing directors' meeting. The chairman of the board shall appoint a managing director as proxy to preside at such meetings when the chairman of the board is unable to preside. In the absence of such appointment, the managing directors or directors shall elect one from amongst themselves.


Article 23: When passing upon any resolution, each director shall have one vote.
            Unless the laws, regulations or articles of incorporation specifically provide otherwise, a directors' meeting at which a resolution is adopted shall be attended by a majority of the directors and a majority of those present votes in favor of such a resolution. Minutes of directors' meetings shall be prepared to record the businesses transacted at a directors' meeting.


Article 24: Responsibility of the Board of Directors.

               1. Approve the operation directives and the long term as well as short term development plans.

               2.   Review, implement and supervise the annual business plan.

               3.   Approve the budget and annual financial report.

               4.   Propose the increase and decrease of capital.

               5.   Propose distributions of earning and/or offset of losses.

               6.   Discuss and approve material agreements.

               7.   Approve the purchase and disposal of material assets.

               8.   Approve the distributions for technology shares.

               9.   Propose amendments to these Articles of incorporation.


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               10.  Approve bylaws and internal rules.

               11. Approve establishment, restructure or dissolution of branch offices.

               12.  Approve material capital expenditure.

               13.  Hiring and dismissing managers.

               14. Convene shareholders meeting and report on the operations of the business.

               15. Establish functional committees and approve rules regarding said committee.

               16.  Other authority imposed by law or shareholders' meeting.


Article 25: In the event the supervisor ship is established, the responsibility of such supervisor are as the following:

               1. Investigate the business and financial status of the Company.

               2.   Audit company documents.

               3.   Supervise business implementations.

               4.   Other authority imposed by law or by shareholders' meeting.


Article 26: This Company shall have several managers. The appointment, removal and remuneration of such managers shall be determined by a resolution of a directors' meeting which is attended by a majority of directors and where a majority of those present votes are in favor of such a resolution.


Article 27: The manager of this Company, within his powers and authorities, shall have the authority to manage the affairs of this Company and to sign on behalf of the said Company. The relevant authorization measures shall be stipulated by the board of directors.


Article 28: The fiscal year of this Company shall commence on the first day of
            January each year and shall end on the thirty-first day of December. A year-end accounting statement shall be prepared at the end of each fiscal year.




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Article 29: At the end of the year, the Board of Directors shall deliver the following documents to the annual shareholders' meeting for approval in accordance with applicable laws, and submitted to the relevant government agency:

               1.   Business reports.

               2.   Financial statements.

               3. Plan to distribute surplus or to appropriate fund in case of loss.


                              CHAPTER 5: ACCOUNTING

Article 30: In the case that the annual final audit results in surplus, funds shall be appropriated first for income tax payments and to compensate for losses from the previous year; 10% of the surplus shall then be appropriated for the legal reserve (except where legal reserve has exceeded total capital) and to reserve certain surplus in accordance with applicable laws. 2% of the balance will be distributed in cash as compensation for directors and supervisors. The remaining shall be added to the undistributed surplus from previous year and distributed in the following manner: 1)85% as shareholder dividends; 2) 15% for employee bonus. The employee bonus can be distributed in form, i.e., cash or dividend, similar to shareholders' dividend.

            The aforementioned dividends (including shareholder dividends and employee bonus) may be reserved in whole or in part as undistributed surplus to be distributed in the subsequent year.

            Distributions shall be made in cash dividends or in stock dividends. shareholders dividend and employee bonus shall first be issued in cash dividends, however, the Company may, if necessitated by financial, business, or administrative needs, issue stock dividends, to the extent it does not exceed 50% of the current year's distribution.

            Employees eligible to receive stock dividends may include employees from the affiliated companies if they meet the criteria set by the Board of Directors.


Article 31: Dividends and bonuses to shareholders shall be distributed to those shareholders whose names are listed on the registrar of shareholders as of the record date set for purposes of the distribution.



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Article 32: Any rules or measures related to the articles of incorporation shall be stipulated separately by the board of directors.


                       SECTION 6: SUPPLEMENTARY PROVISIONS

Article 33: Matters not provided for in this articles of incorporation shall be undertaken in accordance with relevant laws and regulations.


Article 34: These articles of incorporation were enacted on August 21, 1989; 1st revised on April 21, 1990; 2nd revision on September 9, 1990; 3rd revision on April 27, 1991; 4th revision on November 9, 1991; 5th revision on July 18, 1992; 6th revision on June 19, 1993; 7th revision on November 27, 1993; 8th revision on May 28, 1994; 9th revision on June 5, 1995; 10th revision on January 24, 1996; 11th revision on June 22, 1996; 12th revision on May 31, 1997; 13th revision on June 29, 1998; 14th revision on May 3, 2000; 15th revision on April 19, 2001; 16th revision and 17th revision on May 30, 2002; 18th revision on June 27, 2003; 19th revision on
            June 18, 2004; 20th revision on June 30, 2006; 21st and 22nd revision on June 29, 2007.


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